Exhibit (a)(1)(H)

PRESS RELEASE

P.A.M. Transportation Services, Inc. Announces Final Results of its Self Tender Offer

Tontitown, Arkansas, August 31, 2021….. P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to 200,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Thursday, August 26, 2021.

In accordance with the terms and conditions of the tender offer, the Company has accepted for purchase a total of 272,405 shares of its common stock, representing approximately 2.4% of the Company’s issued and outstanding shares (as adjusted for the Company’s previously announced 2-for-1 forward split of its common stock in the form of a 100% stock dividend paid on August 16, 2021, to stockholders of record on July 30, 2021), at a purchase price of $37.00 per share. Payment for the shares accepted for purchase under the tender offer will be made promptly, at a total cost to the Company of $10,078,985, excluding fees and expenses related to the offer.

Based on the final count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, an aggregate of 272,405 shares were properly tendered and not properly withdrawn at or below the final purchase price of $37.00 per share. The Company will promptly pay for the shares accepted for purchase and return to tendering shareholders any shares tendered and not purchased.

The total amount of shares purchased in the tender offer reflects the Company’s right to increase the tender offer by up to two percent of the Company’s outstanding shares. The Company expects to have approximately 11,180,081 shares of its common stock outstanding immediately following consummation of the tender offer.

The Company may purchase additional shares in the future in the open market subject to market conditions and through private transactions, tender offers or otherwise.  Under applicable securities laws, however, the Company may not repurchase any shares until September 13, 2021.  Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson LLC as the information agent for the tender offer. All questions regarding the tender offer should be directed to the information agent (888) 680-1529 (toll free).

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to the expiration of the tender offer, the Company’s payment for the shares tendered in the offer, the terms and conditions of the tender offer, and other expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company’s used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of future or pending litigation; general risks associated with doing business in Mexico, including, without limitation, potential increased costs and adverse impacts resulting from recent Mexican labor outsourcing law reforms, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company’s trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.